UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Legend Oil and Gas, Ltd.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	84-1570556 (I.R.S. Employer Identification No.)

1218 Third Avenue, Suite 505
Seattle, Washington 98101
(Address of Principal Executive Offices)

2013 STOCK INCENTIVE PLAN
(Full title of the plan)

James Vandeberg
1218 Third Avenue, Suite 505
Seattle, Washington  98101
(206) 910-2687
 (Name, address, and telephone number of agent for service)

With copies to:
Michele Rasmussen The Apex Law Group, LLP 1218 Third Avenue, Suite 505 Seattle, Washington 98101 Telephone: 206-448-7000 Facsimile: 206-299-3119

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
	Amount	offering	aggregate	Amount of
Title of securities	To be	price per	offering	registration
to be registered	Registered (1)	share (2)	price (2)	fee (2)
Common Stock, $0.001 par value	10,000,000	$0.06	$600,000.00	$81.84
Total	10,000,000	$0.06	$600,000.00	$81.84

(1)  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, there are also being registered such additional shares of Common Stock that become available under the foregoing plan in connection with changes in the number of shares of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits effected without receipt of consideration.

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended.  The proposed maximum offering price per share, proposed maximum aggregate offering price and amount of registration fee were computed based upon the average of the high and low prices of shares of the Company’s Common Stock as reported on the Over-The-Counter Bulletin Board on September 25, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION

10(a) PROSPECTUS

As permitted by the rules of the United States Securities and Exchange Commission (“SEC”), this Registration Statement omits the information specified in Part I of this Form S-8.  The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible participants as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

INFORMATION REQUIRED IN THE PROSPECTUS

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents have been previously filed by Legend Oil and Gas, Ltd. (the “Company”) with the SEC and are hereby incorporated by reference into this Registration Statement and shall be deemed a part hereof:

(a)  The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on April 1, 2013;
(b)
(i)	The Current Report of the Company on Form 8-K filed with the SEC on April 4, 2013;
(ii)	The Current Report of the Company on Form 8-K filed with the SEC on May 1, 2013;
(iii)	The Quarterly Report of the Company on Form 10-Q filed with the SEC on May 15, 2013;
(iv)	The Post-Effective Amendment No. 1 to Form S-1, declared effective on June 27, 2012, filed with the SEC on June 25, 2013;
(v)	The Current Report of the Company on Form 8-K filed with the SEC on July 17, 2013; and
(vi)	The Quarterly Report of the Company on Form 10-Q filed with the SEC on August 14, 2013.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  Any Current Report on Form 8-K that is furnished to the SEC but not filed with the SEC is not deemed incorporated by reference into this Registration Statement.

(c)           The description of the Company’s common stock, par value $0.001 per share (the “Common Stock”), as contained in the Company’s Registration Statement on Form 10-SB filed under the Exchange Act on April 25, 2002, including any amendment or report filed with the SEC for the purpose of updating such description of Common Stock, is hereby incorporated by reference into this Registration Statement and shall be deemed a part hereof.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The amended and restated articles of incorporation and the bylaws of the Company provide that the Company is required and permitted to indemnify its officers and directors, fiduciaries and agents, under certain circumstances, to the fullest extent now and hereafter permitted by law.  In addition, if permitted by law, the Company is required to advance expenses to its officers and directors as reasonably incurred in connection with proceedings against them, in their capacity as a director or officer, for which they may be indemnified upon receipt of an affirmation and undertaking by or on behalf of such director or officer, to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. However, indemnification shall be made only after a determination that the indemnification is proper.  Such determination shall be made:  (1) by a majority vote of a quorum of directors who were not parties to the action, (2) if a quorum of directors cannot be obtained, by a majority vote of a committee of the board of directors, which committee shall consist of two or more directors not parties to the proceeding, except that directors who are parties to the proceeding may participate in the designation of directors for the committee; (3) by written opinion of independent legal counsel; or (4) by the stockholders.  At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Registrant’s amended and restated articles of incorporation provide that the Registrant has the authority, to the maximum extent permitted by law, to purchase and maintain insurance providing such indemnification.

As permitted by the Colorado Business Corporation Act, the Tenth Article of the Registrant’s amended and restated articles of incorporation provides that no director of the Registrant shall have any personal liability for monetary damages to the Registrant or its stockholders for beach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the Registrant or its stockholders for monetary damages for: (i) any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes, Section 7-106-401 or the amended and restated articles of incorporation if it is established that the director did not perform his duties in compliance with Colorado Revised Statutes, Section 7-108-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution which exceeds what could have been distributed without violation of Colorado Revised Statutes, Section 7-106-401 or the amended and restated articles of incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing in the amended and restated articles is be construed to deprive any director of his right to all defenses ordinarily available to a director nor is anything therein be construed to deprive any director of any right he may have for contribution from any other director or other person. The provision does not limit nor eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care.

Under the Registrant’s bylaws, the Registrant may indemnify and advance expenses to officers, if they are not directors of the Registrant, to a greater extent than is provided in the bylaws, if not inconsistent with public policy, and if provided for by general or specific action of the board of directors or stockholders or by contract.

No indemnification will be made with respect to any claim, issue or matter in connection with a proceeding by or in the right of the Registrant in which the director or officer was adjudged liable to the Registrant or in connection with any proceeding charging that the director or officer derived an improper personal benefit, whether or not involving action in an official capacity, in which he was adjudged liable on the basis that he derived an improper personal benefit.

Note

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description	Location
4.1	Amended and Restated Articles of Incorporation dated January 29, 2007	Incorporated by reference herein from our report on Form 8-K dated January 29, 2007, filed with the SEC on January 30, 2007.
4.2	First Articles of Amendment to the Amended and Restated Articles of Incorporation dated October 4, 2010	Incorporated by reference herein from our definitive Information Statement filed with the SEC on October 19, 2010.
4.3	Articles of Amendment to the Articles of Incorporation dated August 12, 2011	Incorporated by reference herein from our amended current report on Form 8-K dated August 11, 2011, filed with the SEC on September 16, 2011.
4.4	Bylaws dated November 29, 2000	Incorporated by reference herein from our registration statement on Form 10-SB, filed with the SEC on April 25, 2002.
4.5	Specimen Legend Oil and Gas, Ltd. Common Stock Certificate	Incorporated by reference herein from our report on Form 10-K dated December 31, 2010, filed with the SEC on March 31, 2011.
5.1	Opinion of the Apex Law Group, LLP	Filed herewith.
23.1	Consent of Peterson Sullivan, LLP	Filed herewith.
23.3	Consent of the Apex Law Group, LLP	Included in Exhibit 5.1
99.1	Legend Oil and Gas, Ltd. 2013 Stock Incentive Plan	Filed herewith.

Item 9.	Undertakings.

(a)                     The undersigned Registrant hereby undertakes:

(1)                     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)               The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on September 26, 2013.

LEGEND OIL AND GAS, LTD.

By:	/s/ Marshall Diamond-Goldberg
Marshall Diamond-Goldberg President; Principal Executive Officer

By:	/s/ James Vandeberg
James Vandeberg Chief Financial Officer; Principal Financial and Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Marshall Diamond-Goldberg		September 26, 2013
Marshall Diamond-Goldberg	President; Principal Executive Officer; Director

/s/ James Vandeberg		September 26, 2013
James Vandeberg	Chief Financial Officer; Principal Financial and Accounting Officer; Director

INDEX TO EXHIBITS FILED HEREWITH

Exhibit No.	Description of Exhibit
5.1	Opinion of the Apex Law Group, LLP
23.1	Consent of Peterson Sullivan, LLP
23.3	Consent of the Apex Law Group, LLP (included in Exhibit 5.1)
99.1	Legend Oil and Gas, Ltd. 2013 Stock Incentive Plan